Exhibit 5.1

Faegre Baker Daniels LLP 2200 Wells Fargo Center ▼ 90 South Seventh Street Minneapolis ▼ Minnesota 55402-3901 Main +1 612 766 7000 Fax +1 612 766 1600

April 11, 2018

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347-5088

Re:	C.H. Robinson Worldwide, Inc. – 4.200% Notes due 2028

Ladies and Gentlemen:

We have acted as counsel to C.H. Robinson Worldwide, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $600,000,000 aggregate principal amount of its 4.200% Notes due 2028 (the “Notes”).

In rendering the opinions expressed herein, we have examined:

(a)    the Registration Statement on Form S-3 (Registration No. 333-223896) filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 23, 2018, including the exhibits thereto and the base prospectus constituting a part thereof, dated March 23, 2018, including the documents incorporated by reference therein, relating to the offering from time to time of equity and debt securities of the Company pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Act”);

(b)    the preliminary prospectus supplement dated as of April 9, 2018 and the final prospectus supplement dated as of April 9, 2018 (the “Prospectus Supplements”), including the documents incorporated by reference therein, each filed with the Commission pursuant to Rule 424 promulgated under the Act;

(c)    the Underwriting Agreement dated as of April 9, 2018 (the “Underwriting Agreement”), by and among the Company and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and U.S. Bancorp Investments, Inc., as representatives of the underwriters named in Schedule A thereto;

C.H. Robinson Worldwide, Inc.	- 2 -	April 11, 2018

(d)    the Indenture dated as of April 11, 2018 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and the First Supplemental Indenture thereto dated as of April 11, 2018 between the Company and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), including the forms of global notes attached thereto; and

(e)    executed copies of the global notes evidencing the Notes.

On the basis of and subject to the foregoing and the qualifications set forth in Annex 1 attached hereto, we are of the opinion that:

1.    The Base Indenture, as supplemented by the First Supplemental Indenture, is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, voidable transactions, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability (regardless of whether considered in a proceeding in equity or at law).

2.    The Notes represent legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, voidable transactions, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability (regardless of whether considered in a proceeding in equity or at law).

We consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Company filed with the Commission on the date hereof and thereby incorporated by reference into the Registration Statement and to the reference to us under the heading “Legal Matters” in each Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Yours very truly,

FAEGRE BAKER DANIELS LLP

By:	/s/ Brandon C. Mason
Brandon C. Mason, Partner

Annex I

In rendering the accompanying opinion letter we wish to advise you of the following additional qualifications to which such opinion letter is subject:

(a)    We have relied, as to certain relevant facts, upon representations made by the Company in the Underwriting Agreement, the Indenture, and the Notes (collectively, the “Transaction Documents”), the assumptions set forth in paragraph (d) below as to the matters referred therein, and upon certificates of, and information provided by, officers and employees of the Company reasonably believed by us to be appropriate sources of information, as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation. We have also relied upon certificates, statements or representations of public officials, without independent verification thereof or other investigation.

(b)    Our opinion letter is limited to the laws of the State of New York and of the Delaware General Corporation Law (the “Covered Laws”), and we express no opinion as to the effect on the matters covered by our opinions of any other law.

(c)    We express no opinion as to whether, or to the extent of which, the laws of any particular jurisdiction apply to the subject matter hereof, including without limitation the enforceability of the governing law provisions contained in the Transaction Documents.

(d)    We have relied, without investigation, upon the following assumptions: (i) natural persons who are involved on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question and to carry out their role in the transaction; (ii) each party to each Transaction Document (other than the Company) has satisfied those legal requirements that are applicable to it to the extent necessary to make such Transaction Document enforceable against it; (iii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (iv) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the Covered Laws, are publicly available to lawyers practicing in the jurisdictions the laws of which are addressed by this opinion letter (the “Opining Jurisdictions”); (v) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the Opining Jurisdictions has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; and (vi) the conduct of the parties to the Transaction Documents and Notes has complied with any requirement of good faith and fair dealing.

(e)    Without limiting any other qualifications set forth herein, the opinions expressed in the accompanying opinion letter regarding the enforceability of certain Transaction Documents are subject to the effect of generally applicable laws that (i) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct or to the extent such provisions are contrary to public policy; (ii) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; (iii) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver; (iv) limit the availability of a remedy under certain circumstances where another remedy has been elected; (v) may, where less than all of a contract may be unenforceable, limit the

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enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (vi) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract; (vii) may limit the enforceability of provisions for the payment of premiums upon mandatory prepayment to the extent any such payment constitutes, or is deemed to constitute, a penalty or forfeiture; (viii) may require mitigation of damages; or (ix) provide a time limitation after which rights may not be enforced (i.e., statutes of limitation).

(f)    We express no opinion as to the enforceability or effect in any Transaction Document of (i) any usury or fraudulent transfer or conveyance or voidable transactions “savings” provision; (ii) any agreement to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction), any waivers of the right to jury trial, any waivers of service of process requirements that would otherwise be applicable, any agreement that a judgment rendered by a court in one jurisdiction may be enforced in another jurisdiction, or any provision otherwise affecting the jurisdiction or venue of courts; (iii) any provision waiving legal, statutory or equitable defenses or other procedural, judicial or administrative rights; or (iv) any provision that provides for rights or remedies upon a change in composition of the board of directors of any party.

(g)    The opinions herein expressed are limited to the specific issues addressed and to facts and laws existing on the date hereof. In rendering these opinions, we do not undertake to advise you with respect to any other matter or of any change in such facts and laws or in the interpretation thereof which may occur after the date hereof.

(h)    The opinions expressed herein do not address compliance with fiduciary duty and conflict of interest requirements.

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